EXHIBIT 11.1

We consent to the use, in this Offering Statement on Form 1-A of XREAL, Inc. (formerly XREAL, LLC) of our report dated April 19, 2016 on our audits related to the financial statements of XREAL, Inc. as of December 31, 2015 and 2014 and the related statements of operations, members' deficit and cash flows for the year ended December 31, 2015 and the period from inception (August 11, 2014) to December 31, 2014, and the reference to us under the caption "Financial Statements."

Very truly yours,

_________________________

/s/ dbbmckennon

May 10, 2016

Newport Beach, California

="2">April [ ], 2016

Newport Beach, California